SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  June 9, 2009

HOUSTON AMERICAN ENERGY CORP.
(Exact name of registrant as specified in Charter)

Delaware	1-32955	76-0675953
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employer Identification No.)

801 Travis Street, Suite 1425 Houston, Texas 77002
(Address of Principal Executive Offices)(Zip Code)

713-222-6966
(Issuer Telephone number)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Director Compensation – Stock Option Grants

On June 9, 2009, the Compensation Committee and Board of Directors of Houston American Energy Corp. (the “Company”) approved an amendment to the compensation arrangements for non-employee directors.  Under the amended compensation arrangement, each non-employee director will receive an annual grant of stock options to purchase 10,000 shares of common stock.  The options will be exercisable for a term of ten years at the closing price of the Company’s common stock on the date of its annual shareholders meeting.

Previously, stock options were granted to non-employee directors every third year as those directors were reelected to serve in such capacity.  The amendment to the non-employee directors’ annual stock option grants did not otherwise alter the compensation arrangements of those directors, including the cash fees payable to those directors or the initial option grant at the time of the first appointment or election of a non-employee director.

In order to reflect the transition from grants every third year to annual grants, on June 9, 2009, prorated option grants were made to non-employee directors that were not standing for election at the annual shareholders meeting of that date.  Option grants to non-employee directors on June 9, 2009 consisted of the following:

Name	Term	# of Options	Exercise Price

John Boylan	10 Years	10,000	$2.05
Ted Broun	10 Years	6,666	$2.05
Stephen Hartzell	10 Years	6,666	$2.05
Lee Tawes	10 Years	3,333	$2.05

Stock Option Grant to CFO

On June 9, 2009, our Compensation Committee and Board approved a stock option grant to James Jacobs, our CFO, to purchase 120,000 shares of common stock.  The option is exercisable for a term of 10 years at an exercise price of $2.05 per share and is subject to a 3 year vesting schedule.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

HOUSTON AMERICAN ENERGY CORP.

Dated: June 10, 2009
	By:	/s/ James Jacobs
James Jacobs,
Chief Financial Officer